Exhibit 99.1

NEWS RELEASE

Contacts:
Janet Yang, Finance Manager investorrelations@wtoffshore.com
713-297-8024

Danny Gibbons, SVP & CFO jgibbons@wtoffshore.com
713-624-7393

W&T Offshore Announces Tender Offer

and Consent Solicitation for Its 8.25% Senior Notes due 2014

HOUSTON—May 26, 2011— W&T Offshore, Inc. (NYSE: WTI) announced today that it has commenced a cash tender offer (the “Offer”) for any and all of the $450,000,000 outstanding aggregate principal amount of its 8.25% senior notes due 2014 (CUSIP Nos. 92922P AA4 and U85254 AA5) (the “Notes”) and a solicitation of consents to certain proposed amendments to the indenture governing the Notes (the “Indenture”).

The Offer is scheduled to expire at 11:59 p.m., New York City time, on June 23, 2011, unless extended or earlier terminated (the “Expiration Time”). Holders who validly tender their Notes and provide their consents to the proposed amendments to the Indenture before 11:59 p.m., New York City time, on June 9, 2011, unless extended (the “Consent Expiration”), will be eligible to receive the Total Consideration (as defined below). The Offer provides for an early settlement option, so that holders whose Notes are validly tendered and not subsequently validly withdrawn prior to the Consent Expiration and accepted for purchase could receive payment as early as June 10, 2011. Tenders of Notes may be validly withdrawn and consents may be validly revoked until the Withdrawal Time (defined below).

The “Total Consideration” for each $1,000 principal amount of Notes validly tendered and not subsequently validly withdrawn prior to the Consent Expiration is $1,043.75, which includes a consent payment of $30.00. Holders tendering after the Consent Expiration will be eligible to receive only the “Tender Offer Consideration,” which is $1,013.75 for each $1,000 principal amount of Notes, and does not include a consent payment. Holders whose Notes are purchased in the Offer will also receive accrued and unpaid interest from the most recent interest payment date for the Notes to, but not including, the applicable payment date. Holders who validly tender their Notes before the Consent Expiration will be eligible to receive payment on the initial payment date, which may be as early as June 10, 2011, and holders tendering after the Consent Expiration and prior to the Expiration Time will be eligible to receive payment on the final payment date, which is expected to be June 24, 2011.

In connection with the Offer, W&T Offshore is soliciting consents to certain proposed amendments to the Indenture. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes. No consent payments will be made in respect of Notes tendered after the Consent Expiration. Following receipt of the consent of holders of at least a majority in aggregate principal amount of the Notes, W&T Offshore will execute a supplemental indenture to amend the Indenture to eliminate most of the restrictive covenants and certain events of default in the Indenture.

Tendered Notes may be withdrawn and consents may be revoked before 11:59 p.m., New York City time, on June 9, 2011 (unless extended, the “Withdrawal Time”), but not thereafter, except under limited circumstances. Any extension, termination or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof.

The Offer is subject to the satisfaction of certain conditions including: (1) execution of a supplemental indenture effecting the amendments to the Indenture, (2) consummation of a capital markets debt offering raising proceeds in an amount sufficient to fund the Offer and solicitation of consents, and (3) certain other customary conditions.

The complete terms and conditions of the Offer are described in the Offer to Purchase and Consent Solicitation Statement dated May 26, 2011, copies of which may be obtained from D.F. King & Co., Inc., the depositary and information agent for the Offer, at (800) 431-9643 (US toll free) or, for banks and brokers, (212) 269-5550.

W&T Offshore has engaged Morgan Stanley & Co. Incorporated to act as the exclusive dealer manager and solicitation agent in connection with the Offer. Questions regarding the terms of the Offer may be directed to Morgan Stanley & Co. Incorporated, Liability Management Group, at (800) 624-1808 (US toll free) and (212) 761-1057 (collect).

None of W&T Offshore, the dealer manager and solicitation agent or the depositary and information agent or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the Offer or deliver their consent to the proposed amendments.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated May 26, 2011. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or other laws of such jurisdiction.

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About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisitions, exploitation and exploration and holds working interests in approximately 67 fields in federal and state waters and also has approximately 30,000 net acres under lease onshore. A majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Form 10-Q reports found at (www.sec.gov).